[RYAN, BECK & CO. LETTERHEAD]


                                  CONFIDENTIAL


August 20, 1999

Mr. Larry A. Dreyer
President & Chief Executive Officer
American Federal Savings Bank
1400 Prospect Avenue
Helena, MT 59604-4999

         Re: Mutual Holding Company Formation - Subscription Enhancement Administrative Services

Dear Mr. Dreyer:

Ryan, Beck & Co. ("Ryan, Beck") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Ryan, Beck and American Federal Savings Bank, (the "Institution") in connection with the proposed formation of a mutual holding company and sale of common stock by the Institution or a middle tier stock corporation which will own 100% of the stock of the Institution ("Mid Tier").

1.   BACKGROUND ON RYAN, BECK

Ryan,  Beck,  Inc.,  was  organized in 1946 and is one of the  nation's  leading investment  bankers  for  financial  institutions.  The  firm  is  a  registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. Ryan, Beck's corporate finance and research group represents one of the largest such groups devoted solely to financial institution matters in the country. Moreover, Ryan, Beck is one of the largest market makers in bank and thrift stocks.

2.   MUTUAL HOLDING COMPANY FORMATION AND STOCK OFFERING

The Institution proposes to form a mutual holding company ("Holding Company") pursuant to applicable regulations. In connection therewith, the Institution's Board of Directors will adopt a stock issuance plan (the "Plan") whereby shares of stock will be offered. In connection with the Institution's mutual holding company formation and Community Offering, Ryan, Beck proposes to act as financial advisor to the Institution with respect to the Plan and selling agent/manager with respect to the offering of the shares of common stock (the "Common Stock") in the Subscription Offering and Community Offering. Specific terms of services shall be set forth in a definitive agency agreement (the "Definitive Agreement") between Ryan, Beck and the Institution to be executed on the date the offering document is declared effective by the appropriate regulatory authorities.

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Mr. Larry A. Dreyer
August 20, 1999
Page 2

3.   SERVICES TO BE PROVIDED BY RYAN, BECK

a. Advisory Services - Thorough planning is essential to a successful conversion. Ryan, Beck serves as lead coordinator of the marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials-saving you time and legal expense. Moreover, as your investment banker, Ryan, Beck will evaluate the financial, marketing and regulatory issues involved in the Offerings. Our specific responsibilities include, but are not limited to:

     --   Review and advise with respect to the Plan;

     -- Review and provide input with respect to the Business Plan to be prepared in connection with the Reorganization;

     -- Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals;

     -- Review and opine to the Board of Directors on the adequacy of the appraisal process;

     -- Develop a marketing plan for the Offering including direct mail, advertising, community meetings and telephone solicitation;

     -- Provide specifications and assistance in selecting data processing assistance, printer and other professionals;

     --   Develop an operating plan for the Stock Sale Center (the "Center");

     --   Provide a list of equipment and supplies needed for the Center;

     -- Draft marketing materials including letters, brochures, slide show script and advertisements; and

     --   Assist in arranging market-makers for post-reorganization trading.

b. Administrative Services and Conversion Center Management - Ryan, Beck manages your "best efforts" community offering. A successful conversion requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of bank regulators, Securities and Exchange Commission and NASD is essential. Ryan, Beck's experience in managing many thrift conversions will minimize the burden on your management and disruption to normal banking business. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. A conversion requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Conversion Center centralizes all data and work effort relating to the conversion.

     Ryan, Beck will supervise and administer the Conversion Center. We will train Conversion Center, staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Conversion Center activities include, but are not limited to, the following:

     -- Provide experienced on-site registered representatives to minimize disruption of day-to-day business;

     -- Identify and organize space for the on-site Conversion Center, the focal point of conversion activity;


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Mr. Larry A. Dreyer
August 20, 1999
Page 3


     -- Administer the Conversion Center. All substantive stock and proxy related matters will be handled by employees of Ryan, Beck.

     --   Organize and implement all proxy solicitation efforts;

     -- Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;

     --   Ryan,    Beck    will    outsource    all    conversion     agent/data
          processing/transfer agent functions;

     -- The cost of such services will be borne by the Institution and are subject to separate agreement but are not expected to exceed $15,000;

     -- Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;

     -- Educate the Institution's directors, officers and employees about the conversion, their roles and relevant securities laws;

     -- Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;

     -- Train and supervise Conversion Center staff assisting with proxy and order processing;

     -- Prepare daily sales reports for management and ensure funds received balance to such reports;

     -- Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

     --   Design and implement procedures for handling IRA and Keogh orders; and

     -- Provide post-offering subscriber assistance and management of the pro-ration process.

c. Securities Marketing Services - Ryan, Beck uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Institution.

     Our specific actions include, but are not limited to:

     -- Assign licensed registered representatives from our staff to work at the Conversion Center to solicit orders on behalf of the Institution from eligible prospects who have been targeted as likely and desirable stockholders;

     -- Assist management in developing a list of potential investors who are viewed as priority prospects;

     --   Respond  to  inquiries   concerning   the   Offering  and   investment
          opportunities;

     -- Organize, coordinate and participate in community informational meetings (if any). These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the conversion while providing local exposure of the Institution and promoting favorable stockholder relations;

     -- Supervise and conduct a telemarketing campaign to identify prospects from among the Institution's customer base;


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Mr. Larry A. Dreyer
August 20, 1999.
Page 4



     -- Continually advise management on market conditions and the community's responsiveness to the offering; and

     -- If appropriate, assemble a selling group of selected local broker-dealers to assist in selling stock during the offering. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating local interest in the stock and informing the brokerage community of the particulars of the offering.

4.   COMPENSATION

a. For its services hereunder, the Institution will pay to Ryan, Beck a total inclusive Advisory and Marketing fee of $165,000.

     In the event of an undersubscription, Ryan, Beck will form a selling group of NASD member firms (including Ryan, Beck) under a selected dealer agreements (the "Selling Group"), a fee equal to six percent (6.0%) in the aggregate. Ryan, Beck will not commence sales of the stock through members of the Selling Group without prior approval of the Institution.

     Such fees (less the amount of any advance payments) are to be paid to Ryan, Beck at the closing of the Conversion. The Institution will pay Ryan, Beck $25,000 upon execution of this letter which will be applied to any fees due hereunder, including fees payable pursuant to subparagraph (b) below. If, pursuant to a resolicitation undertaken by the Institution, Ryan, Beck is required to provide significant additional services, the parties shall mutually agree to the dollar amount of the additional compensation due (if any).

b. If (i) the Plan is abandoned or terminated by the Institution; (ii) the Offerings are not consummated by September 30, 2000, (iii) Ryan, Beck terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since June 30, 1999; or (iv) immediately prior to commencement of the Offerings, Ryan, Beck terminates this relationship for failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; Ryan, Beck shall not be entitled to the fees set forth above under subparagraph (a), but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to receive for its advisory and administrative services a fee of $25,000.

5.   MARKET MAKING

Ryan, Beck agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Offering so that there are at least three market makers for the Common Stock after the Offering.


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Mr. Larry A. Dreyer
August 20, 1999
Page 5


6.   DOCUMENTS

The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution's Application for Conversion and any related exhibits thereto. In this regard, the Institution and its counsel will prepare an Offering Circular and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Institution agrees to make all such documents, records and other information deemed necessary by Ryan, Beck, or its counsel, available to them upon reasonable request. Ryan, Beck's counsel will prepare, subject to the approval of the Institution's counsel, the Definitive Agreement. Ryan, Beck's counsel shall be selected by Ryan, Beck, subject to the approval of the Institution which will not unreasonably be withheld.

7.   EXPENSES AND REIMBURSEMENT

The Institution will bear all of its expenses in connection with the Conversion and the offering of its Common Stock including, but not limited to, the Institution's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, temporary personnel expenses and the preparation of stock certificates. In the event Ryan, Beck incurs such expenses on behalf of the Institution, the Institution shall pay or reimburse Ryan, Beck for such reasonable fees and expenses regardless of whether the Conversion is successfully completed. Ryan, Beck will not incur any single expense of more than $2,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution. also agrees to reimburse Ryan, Beck for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Ryan, Beck in connection with the services contemplated hereunder. In no event shall the Institution be required to reimburse Ryan, Beck for more than $25,000 in legal fees, and $25,000 in other out-of-pocket expenses. The parties acknowledge, however, that such caps may be exceeded in the event of any material delay in the Offerings which would require an update of the financial information in tabular form contained in the Prospectus for a period later than that set forth in the original Prospectus filing. Not later than three days before closing, we will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

8.   BLUE SKY

To the extent required by applicable state law, Ryan, Beck and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related filing fees will be paid by the Institution to the law firm furnishing such legal work. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offerings including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.


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Mr. Larry A. Dreyer
August 20, 1999
Page 6


9.   AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Institution, Ryan, Beck will make available for a period of 1 year following the completion of the Conversion, advisory services through the Ryan, Beck Strategic Advisory Services ("STARS") program. If the Institution elects to avail itself of the STARS program, Ryan, Beck will meet with the Institution at its request. Ryan, Beck also will provide opinions and recommendations, upon request, for the areas covered below:

        Valuation Analysis
        Merger and Acquisition Analysis
        Merger and Acquisition Trends
        Planning, Forecasting & Competitive Strategy
        Capital, Asset & Liability Structure & Management
        Stock Repurchase Programs
        Dividend Policy
        Dividend Reinvestment Programs
        Market Development and Sponsorship of Bank Securities
        Financial Disclosure
        Financial Relations
        Financial Reports
        Branch Sales and Purchases
        Stock Benefit Plan Analysis and Advisory
        Stockholder & Investor Relations Presentations & Programs
        Fairness Opinions
        Scanning of Potential Acquisition Candidates
           Based on Published Statement Information
               (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under Ryan, Beck's normal fee schedule, and does not include retention of
               Ryan,    Beck   by    the    Institution    for   any    specific
               merger/acquisition situation.)

If the Institution elects to utilize the STARS program Ryan, Beck will waive the regular retainer fee and hourly charges for this program for the first year. If the Institution elects to utilize. the Stars Program, the Institution also will reimburse Ryan, Beck's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. Ryan, Beck will not incur any single expense in excess of $1000 pursuant to this paragraph without the prior approval of the Institution.

If negotiations for a transaction conducted during the term of the STARS Advisory Agreement described above result in the execution of a definitive agreement and/or consummation of a transaction for which Ryan, Beck customarily would be entitled to a fee for its advisory or other investment banking services, Ryan, Beck shall receive a contingent advisory fee ("Advisory Fee") in accordance with the terms of a separate engagement letter with respect to such transaction.

 Mr. Larry A. Dreyer
 August 20, 1999
 Page 7

10.  INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless Ryan, Beck and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck's own bad faith, willful misconduct or negligence.

11.  CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the Prospectus, all information given to Ryan, Beck by the Institution, unless publicly available or otherwise available to Ryan, Beck without restriction to breach of any confidentiality agreement ("Confidential Information"), will be held by Ryan, Beck in confidence and will not be disclosed to anyone other than Ryan, Beck's agents without the Institution's prior approval or used for any purpose other than those referred to in this engagement letter. Upon any termination of its engagement, Ryan, Beck shall promptly deliver to the Institution all materials specifically produced for it and will return to the Institution all Confidential Information provided to Ryan, Beck during the course of its engagement hereunder.

12.  ARBITRATION

Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Livingston, NJ before one or three arbitrators, each of whom shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

13.  NASD MATTERS

Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Conversion. The Institution agrees to cooperate with Ryan, Beck and provide such information as may be reasonably requested and necessary for Ryan, Beck to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Conversion. Ryan, Beck is and will remain through completion of the Conversion a member in a good standing of the NASD and will comply with all applicable NASD requirements.


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Mr. Larry A. Dreyer
August 20, 1999
Page 8


14.  OBLIGATIONS

(a) Except as set forth below, this engagement letter is merely a statement of intent. While Ryan, Beck and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Conversion, any legal obligations between Ryan, Beck and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses;
     (iii) those set forth in paragraph 10 regarding indemnification; and (iv) as set forth in a duly negotiated and executed Definitive Agreement.

(b) The obligation of Ryan, Beck to enter into the Definitive Agreement shall be subject to there being, in Ryan, Beck's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Institution; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $25,000. We look forward to working with you.

RYAN, BECK & CO., INC.

BY: /s/Robin L. Poliner
    -----------------------
    Robin L. Poliner
    First Vice President

Accepted and Agreed to This ______ Day of August, 1999

AMERICAN FEDERAL SAVINGS BANK


BY: /s/Larry A. Dreyer
   ---------------------------
    Larry A. Dreyer
    President & Chief Executive Officer